Exhibit 10.10

BLACK STONE MINERALS, L.P.

LONG-TERM INCENTIVE PLAN

IPO AWARD GRANT NOTICE

Pursuant to the terms and conditions of the Black Stone Minerals, L.P. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or “Employee”) the number of Performance Units (the “Performance Units”) set forth below. This award of Performance Units (this “Award”) is subject to the terms and conditions set forth herein as well as the terms and conditions set forth in the IPO Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:

Date of Grant:

Employer:	Black Stone Natural Resources Management Company or any other entity that may employ Employee after the Date of Grant and which entity is the General Partner, Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates.

Target Performance Units:	Performance Units

Earning of Performance Units:	Subject to the terms and conditions set forth herein, in the Agreement and in the Plan, the Performance Units shall become earned in the manner set forth below so long as you remain continuously employed by the Employer from the Date of Grant through the end of each performance period set forth in the schedule below (each, a “Performance Period”) [for Senior VPs only: and satisfy the conditions of Section 10 of the Agreement]. The extent to which the Performance Units become earned will be determined based on:

For Performance Periods 1-3: the Partnership’s distributable cash flow per Common Unit (“DCF/unit”) relative to the target amounts set forth in the schedule below; and

For Performance Period 4: (i) the Partnership’s DCF/unit relative to the target amounts set forth in the schedule below; and (ii) the expiration of the Subordination Period (as defined in the Partnership Agreement, the “Subordination Period”).

No.	Performance Period	Target DCF/unit	Percentage of Target Performance Units Granted that are Eligible to Become Earned (“Eligible Units”)
1	4/1/2015 - 3/31/2016	$	16.66%
2	4/1/2016 - 3/31/2017	$	16.67%
3	4/1/2017 - 3/31/2018	$	16.67%
4	4/1/2018 - 3/31/2019	$	50.00%

Following the end of each Performance Period, the Committee will determine the Partnership’s DCF/unit for such Performance Period.

Performance Periods 1-3:

The number of Performance Units, if any, that become earned in each of Performance Periods 1, 2 and 3 will be determined as follows:

Actual Performance (DCF/Unit for Performance Period as a percentage of target)	Percentage of Eligible Units that Become Earned*
Threshold: 80% of target	20%
Maximum: Greater than or equal to 125% of target	200%

*  If the DCF/unit for Performance Period 1, 2 or 3 falls between the threshold and maximum performance targets identified in the “Actual Performance” column set forth above, then the number of Performance Units that become earned in such Performance Period will be calculated using straight line interpolation between such percentiles.

Notwithstanding anything herein to the contrary, if the Partnership’s DCF/unit for Performance Period 1, 2 or 3 is less than 80% of the target DCF/unit for such Performance Period, then none of the Eligible Units for such Performance Period shall become earned.

Performance Period 4:

If the Subordination Period has expired in Performance Period 4 pursuant to clause (a) of the definition of “Subordination Period” in the Partnership Agreement (which generally requires the Partnership to earn and pay an aggregate amount equal to or

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greater than the annualized Minimum Quarterly Distribution (as defined in the Partnership Agreement) applicable for quarterly periods ending March 31, 2019 and thereafter multiplied by the total number of outstanding Common Units and Subordinated Units for a period of four consecutive, non-overlapping quarters ending on or after March 31, 2019, and that there be no outstanding arrearages with respect to Minimum Quarterly Distributions on the Common Units (the “MQD Conversion Threshold”)), then:

(i) except as otherwise provided in clause (ii) below, the number of Performance Units that become earned during Performance Period 4 will be at least equal to 100% of the Eligible Units for Performance Period 4, and

(ii) if actual performance in Performance Period 4 exceeds the target DCF/unit for Performance Period 4 set forth above (the “Performance Period 4 Target”), then a greater percentage of the Eligible Units for Performance Period 4 may become earned in an amount up to 200% of the Eligible Units for Performance Period 4; provided, however, that 200% of the Eligible Units for Performance Period 4 will become earned only if the DCF/unit for Performance Period 4 is greater than or equal to 125% of the target DCF/unit for Performance Period 4 (the “Performance Period 4 Maximum”).

If the DCF/unit for Performance Period 4 falls between the Performance Period 4 Target and the Performance Period 4 Maximum, then the number of Eligible Units that become earned in Performance Period 4 will be calculated using straight line interpolation between 100% of the Eligible Units for Performance Period 4 and 200% of the Eligible Units for Performance Period 4.

Notwithstanding anything herein to the contrary, if the MQD Conversion Threshold is not achieved during Performance Period 4, then none of the Eligible Units for Performance Period 4 shall become earned in Performance Period 4, but such Eligible Units may become earned in the Make Up Performance Period (as defined below) if the conditions set forth below are satisfied.

“Make Up” Performance Period:	If (i) the MQD Conversion Threshold is not achieved in Performance Period 4, but is achieved during the period beginning on 4/1/2019 and ending on 3/31/2020 (the “Make Up Performance Period”) and (ii) the DCF/unit in each of Performance Periods 1, 2 and 3 was greater than or equal to 100% of the applicable target amounts set forth above, then the Eligible Units for Performance Year 4 may become earned during the Make Up Performance Period. The number of Performance Units, if any, that become

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earned in the Make Up Performance Period will be determined based on the same criteria for Performance Period 4 set forth above, but using the DCF/unit achieved during the Make Up Performance Period.

By signing below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this IPO Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. By accepting this Award, you also acknowledge that you expressly intend and agree to be legally bound by the covenants set forth in [for Senior VPs: Articles III, IV and V of that certain Severance Agreement (the “Severance Agreement”) between you and the Employer dated as of the Date of Grant] [for all others: Annex A attached hereto] (collectively, the “Restrictive Covenants”). You further expressly acknowledge and affirm that this Award would not be granted to you if you had not agreed to be bound by the Restrictive Covenants.

This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Employee has executed this Grant Notice, effective for all purposes as provided above.

BLACK STONE MINERALS GP, L.L.C.

By:
Allan Skov
Senior Vice President, Corporate Services, and Chief Information Officer

EMPLOYEE

[Name of Employee]

SIGNATURE PAGE TO

IPO AWARD GRANT NOTICE

EXHIBIT A

IPO AWARD AGREEMENT

This IPO Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), and                      (“Employee”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. Effective as of the Date of Grant, the General Partner hereby grants to Employee the number of Performance Units set forth in the Grant Notice (the “Performance Units”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned, each Performance Unit represents the right to receive one Common Unit, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the Performance Units have become earned in the manner set forth in the Grant Notice and this Agreement, Employee will have no right to receive any Common Units or other payments in respect of the Performance Units. Prior to settlement of this Award, the Performance Units and this Award represent an unsecured obligation of Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), payable only from the general assets of the Partnership.

2. Earning of Performance Units.

(a) Following the end of each Performance Period, the Committee will determine the Partnership’s DCF/unit for such Performance Period (and, if applicable, whether the Subordination Period has expired). The number of Performance Units, if any, that actually become earned in each Performance Period will be determined by the Committee in accordance with the Grant Notice and only so long as Employee remains continuously employed by the Employer from the Date of Grant through the end of the applicable Performance Period. Except as otherwise provided in this Section 2, in the event of the termination of Employee’s employment, Employee shall immediately (and without any further action by the General Partner, the Partnership or any of their respective Affiliates) forfeit and surrender, for no consideration, all unearned Performance Units (and any unpaid DER True Up Payments or Termination DER True Up Payments, as such terms are defined below) as of the date of such termination.

(b) In the event of a Qualifying Termination (as defined in Section 2(e)), then, subject to Employee’s compliance with the release requirement described in Section 2(d):

(i) If such Qualifying Termination occurs prior to March 31, 2020, then (x) all unearned Performance Units that would have become earned in the Performance Period that includes the date of such Qualifying Termination (based on year-to-date annualized performance for such Performance Period) shall become earned as of the date of such Qualifying Termination; and (y) with respect to each unearned Performance Unit, if any, that becomes

Exhibit A-1

earned pursuant to the preceding clause (x), Employee will be entitled to receive a lump sum cash “true up” payment equal to the cumulative amount of cash distributions that would have been paid to Employee by the Partnership in respect of a Common Unit if Employee had held a Common Unit during the period commencing on the Date of Grant and ending on the date of Employee’s termination of employment (a “Termination DER True Up Payment”); and

(ii) With respect to each earned Performance Unit that (including any Performance Units that become earned pursuant to Section 2(b)(i)(x)), Employee shall be entitled to receive the DER True Up Payment (as described in Section 4) within 30 days following the date of Employee’s Qualifying Termination.

(c) In the event of a termination of Employee’s employment due to Employee’s Disability (as defined in Section 2(e)) or death, then:

(i) If such termination occurs prior to March 31, 2020, then (x) all unearned Performance Units that would have become earned in the Performance Period that includes the date of such termination (determined based on actual performance for such Performance Period) shall become earned as of the date on which the Committee makes the determination described in Section 2(a) for such Performance Period; and (y) with respect to each unearned Performance Unit, if any, that becomes earned pursuant to the preceding clause (x), Employee will be entitled to receive a Termination DER True Up Payment; and

(ii) With respect to each earned Performance Unit that (including any Performance Unit that becomes earned pursuant to Section 2(c)(i)(x)), Employee shall be entitled to receive the DER True Up Payment (as described in Section 4) within 30 days following the date of such termination.

(d) As a condition to the application of the provisions of Section 2(b), Employee must first execute within the time provided to do so (and not revoke in any time provided to do so), a release, in a form acceptable to the General Partner, releasing the Committee, the Employer, the Partnership, the General Partner, their respective Affiliates, and their respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Employer and any of its Affiliates or the termination of such employment, but excluding all claims to payments under the Plan and this Agreement.

(e) As used herein:

(i) “Cause” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Cause,” then “Cause” means a determination by two-thirds of the Board that Employee:

(1) willfully and continually failed to substantially perform Employee’s duties to the Partnership and its Affiliates (other than a failure resulting from Employee’s Disability);

Exhibit A-2

(2) willfully engaged in conduct that is demonstrably and materially injurious to the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise;

(3) has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

(4) has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of Employee’s employment relationship with the Employer or one of its Affiliates, or

(5) has materially breached any obligations of Employee under any written agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between Employee and the Partnership, the General Partner or any of their respective Affiliates.

Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Employee shall have 30 days following the delivery of written notice by the Employer or one of its Affiliates within which to cure any actions or omissions described in clauses (1), (2), (4) or (5) constituting Cause; provided however, that, if the Employer reasonably expects irreparable injury from a delay of 30 days, the Employer or one of its Affiliates may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.

(ii) “Disability” means Employee’s incapacity, due to accident, sickness or another circumstance that renders Employee unable to perform the essential functions of Employee’s job function, with reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.

(iii) “Good Reason” has the meaning assigned to such term in Employee’s severance agreement with the General Partner or one of its Affiliates; provided, however, that if Employee does not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Good Reason,” then “Good Reason” means the occurrence of any of the following events without Employee’s written consent:

(1) a reduction in Employee’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions;

(2) a relocation of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Date of Grant;

(3) any material breach by the Partnership or the General Partner of any material provision of this Agreement;

Exhibit A-3

(4) a material, adverse change in Employee’s title, authority, duties or responsibilities (other than while Employee has a Disability);

(5) a material adverse change in the reporting structure applicable to Employee; [or]1

(6) following a Change of Control, either (x) a failure of the General Partner or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which Employee was participating immediately prior to such Change of Control or (y) the taking of any action by the General Partner or one of its Affiliates that adversely affects Employee’s participation in, or materially reduces Employee’s benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (x) or (y), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which Employee’s participation is being adversely affected or Employee’s benefits or compensation are being materially reduced.

Notwithstanding the foregoing provisions of this definition or any other provision of the Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Employee must provide written notice to the General Partner of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the General Partner’s receipt of such written notice; and (C) the date of Employee’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

(iv) “Qualifying Termination” means a termination of Employee’s employment by reason of (1) a termination of Employee’s employment by the Employer without Cause, or (2) Employee’s resignation for Good Reason.

3. Settlement of Performance Units. As soon as administratively practicable following the date a Performance Unit becomes earned, but in no event later than 30 days thereafter, Employee (or Employee’s permitted transferee, if applicable) shall be issued a number of Common Units equal to the number of Performance Units that become earned. Any fractional Performance Unit that becomes earned hereunder will be rounded down to the next whole Performance Unit if it is less than 0.5 and rounded up to the next whole Performance Unit if it is 0.5 or more. No fractional Common Units, nor the cash value of any fractional Common Units, will be issuable or payable to Employee pursuant to this Agreement. All Common Units issued hereunder shall be delivered either by delivering one or more certificates for such Common Units

[1]

NTD: In Tom Carter’s award agreement, the following additional clause will be included: “the General Partner’s failure to nominate Employee for election to the Board and to use its best efforts to have Employee elected and re-elected, as applicable; or”.

Exhibit A-4

to Employee or by entering such Common Units in book-entry form, as determined by the Committee in its sole discretion. The value of Common Units shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4. DERs. Each Performance Unit subject to this Award is hereby granted in tandem with a corresponding DER. Each DER granted hereunder shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the Performance Unit to which it corresponds. If the Partnership pays a cash distribution in respect of its outstanding Common Units and, on the record date for such distribution, Employee holds any earned Performance Units that have not been settled, then the Partnership shall pay to Employee, within 30 days following such record date, an amount equal to the aggregate amount of cash distributions that would have been paid to Employee by the Partnership if Employee were the record owner, as of such record date, of a number of Common Units equal to the number of earned Performance Units then held by Employee. On the date an earned Performance Unit is settled in accordance with Section 3 (or, subject to Employee’s compliance with the release requirement described in Section 2(d), within 30 days following a Qualifying Termination), Employee will receive a lump sum cash “true up” payment equal to the cumulative amount of cash distributions that would have been paid to Employee by the Partnership in respect of a Common Unit if Employee had held a Common Unit during the period commencing on the Date of Grant and ending on the date such Performance Unit became earned (a “DER True Up Payment”). DERs shall not entitle Employee to any payments relating to distributions paid after the earlier to occur of the applicable Performance Unit settlement date or the forfeiture of the Performance Unit underlying such DER.

5. Rights as Unitholder. Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.

6. Tax Withholding. Upon any taxable event arising in connection with the Performance Units or the DERs, the General Partner shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or the Employer or one of its Affiliates shall withhold from any cash or equity remuneration (including, if applicable, any of the Common Units otherwise deliverable under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. The amount of such withholding shall be limited to the aggregate amount of taxes required to be withheld based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that such withholding may be based on rates in excess of the minimum

Exhibit A-5

statutory withholding rates if (x) the Committee (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the General Partner or any of its Affiliates (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes such withholding at such greater rates and (y) Employee consents to such withholding at such greater rates. Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the Performance Units and the DERs, the earning of the Performance Units and the DERs or the forfeiture of any of the Performance Units and the DERs. Employee represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership, the Employer or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he has consulted with any tax consultants that Employee deems advisable in connection with the Performance Units and the DERs.

7. Refusal to Transfer; Stop-Transfer Notices. The Partnership shall not be required (a) to transfer on its books any Common Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Common Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom such Common Units shall have been so transferred. Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Partnership or the General Partner may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Partnership transfers its own securities, it may make appropriate notations to the same effect in its own records.

8. Non-Transferability. None of the Performance Units, the DERs or any interest or right therein shall be (a) sold, pledged, assigned or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution, unless and until the Common Units underlying the Performance Units have been issued, and all restrictions applicable to such Common Units have lapsed, or (b) liable for the debts, contracts or engagements of Employee or his or her successors in interest. Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of the Performance Units, the DERs or any interest or right therein shall be null, void and unenforceable against the Partnership, the General Partner, the Employer and their respective Affiliates.

9. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Common Units may then be listed. No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Units may then be listed. In addition, Common Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is in effect at the time of such issuance

Exhibit A-6

with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Partnership, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Partnership of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained. As a condition to any issuance of Common Units hereunder, the General Partner or the Partnership may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

10. [Additional Restrictions. By accepting this Award, Employee expressly intends and agrees to be legally bound by the Restrictive Covenants set forth in Articles III, IV and V of the Severance Agreement, the provisions of which are hereby incorporated by reference into this Agreement and shall be deemed a part of this Agreement for all purposes. Employee expressly acknowledges and affirms that this Award further aligns Employee’s interests with the Employer’s long-term business interests and this Award would not be granted to Employee hereunder if Employee had not agreed to be bound by the Restrictive Covenants. If Employee is deemed by the Committee to have breached any of the Restrictive Covenants, whether before or after the termination of Employee’s employment with the Employer, then notwithstanding any provision in this Agreement, the Plan or the Grant Notice to the contrary, as of the date that such breach is deemed to have occurred, as determined by the Committee (the “Breach Date”):

(a) If, as of the Breach Date, any of the Performance Units remain unearned, Employee shall, for no consideration, immediately forfeit and surrender to the Partnership 100% of such unearned Performance Units and the DERs held by Employee and all rights arising from such Performance Units and the DERs and from being a holder thereof; and

(b) If, as of the Breach Date, any of the Performance Units have become earned and settled, Employee shall, for no consideration, immediately forfeit and surrender to the Partnership 50% of all Common Units previously issued to Employee in settlement of earned Performance Units under this Award and all rights arising from such Common Units and from being a holder thereof (or, if such Common Units are no longer held by Employee, Employee shall immediately pay to the Partnership an amount of cash equal to the Fair Market Value of such Common Units as of the time they were issued to Employee); provided, however, that except as otherwise determined by the Committee, Employee shall not be required to surrender or otherwise repay any cash payments previously paid to Employee with respect to the Performance Units or Common Units issued to Employee hereunder.]2

[2]	NTD: Include for Senior VPs only.

Exhibit A-7

11. No Right to Continued Employment or Awards.

(a) For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the General Partner. Nothing in the adoption of the Plan, nor the award of the Performance Units or DERs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity, or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b) The grant of the Performance Units and DERs is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.

12. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer. In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.

13. Agreement to Furnish Information. Employee agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.

14. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Units and DERs granted hereunder; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of [for Senior VPs: the Severance Agreement and any other][for all others: any] employment and/or severance agreement between the Partnership, the General Partner, the Employer or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this

Exhibit A-8

Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

16. Successors and Assigns. The General Partner may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Units or DERs may be transferred by will or the laws of descent or distribution.

17. Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Units issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

18. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

19. Severability. If a court of competent jurisdiction determines that any provision of this Agreement [for all non-senior VPs only: or Annex A] is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement [for all non-senior VPs only: or Annex A], and all other provisions shall remain in full force and effect.

20. Code Section 409A. None of the Performance Units, DERs or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Nevertheless, to the extent that the Committee determines that the Performance Units or DERs may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes

Exhibit A-9

eligible for settlement of the Performance Units or DERs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, none of the Partnership, the General Partner, the Employer or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Partnership, the General Partner, the Employer or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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Exhibit A-10

ANNEX A

CONFIDENTIALITY AND NON-SOLICITATION COVENANTS

1. Definitions. As used in this Annex A, the following terms shall have the following meanings. Capitalized terms used herein and not defined in this Section 1 shall have the meanings set forth in the IPO Award Agreement to which this Annex A is attached (the “Performance Award Agreement”).

(a) “Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(c) “Prohibited Period” means the period during which Employee is employed by the Employer or any of its Affiliates and continuing until the date that is 12 months following the date of termination of Employee’s employment.

2. Confidentiality and Statements by Employee.

(a) Disclosure to and Property of the Employer. For purposes of this Section 2, (i) the term “Employer” shall include the Employer and each of its Affiliates and (ii) the term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Employer or other third parties who furnished such information, materials, and/or trade secrets to the Employer with expectations of confidentiality. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Employer or other third parties; (2) business information and materials of the Employer or other third parties; (3) any information or material that gives the Employer an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Employer or other third parties. All Confidential Information shall be the sole and exclusive property of the Employer. Upon termination of Employee’s employment with the Employer, for any reason, Employee shall promptly deliver all documents and materials (including electronically stored information) containing or reflecting Confidential Information, and all copies thereof, to the Employer. Notwithstanding the preceding provisions of this Section 2(a), the term Confidential Information does not include (x) any information that, at the time of disclosure by the Employer, is available to the public other than as a result of any unauthorized act of Employee, or (y) any information that becomes available to Employee on a non-confidential basis from a source other than the Employer or any of its respective directors, officers, employees, agents or advisors; provided, that such source is not known by Employee to be bound by a confidentiality agreement with or other obligation of secrecy to the Employer regarding the information.

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(b) Disclosure to Employee. Employee expressly acknowledges and agrees that Employee has obtained Confidential Information during the course of Employee’s employment with the Employer and the Parties acknowledge and agree that Employee will be provided with additional Confidential Information in the course of Employee’s continued employment with the Employer.

(c) No Unauthorized Use or Disclosure. Employee agrees to preserve and protect the confidentiality of all Confidential Information. Employee agrees that Employee will not, at any time during the term of Employee’s employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities to the Employer. Employee expressly acknowledges and agrees that Employee would violate the terms of this Section 2 if Employee breaches any of the provisions of Section 3 below. Employee shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Employer with prompt notice of such requirement prior to making any such disclosure, so that the Employer may seek an appropriate protective order.

(d) Statements Concerning the Employer. Employee shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Employer, any of its Affiliates or any of the Employer’s or such Affiliates’ directors, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory, (ii) disclose confidential information of or regarding the Employer, any of its Affiliates or any of its Affiliates’ business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (iii) place the Employer, any of its Affiliates, or any of the Employer’s or any such Affiliates’ directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Employer and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

3. Non-Solicitation.

(a) Definitions. For purposes of this Section 3, the term “Employer” shall include the Employer and each of its Affiliates (i) for which Employee provides services during the period in which Employee is employed by the Employer or any of its Affiliates or (ii) about which Employee obtains, or has obtained, Confidential Information.

(b) Non-Solicitation. Employee and the Employer agree to the non-solicitation provisions of this Section 3 (i) to protect the trade secrets and Confidential Information of the Employer disclosed or entrusted to Employee by the Employer or created or

Annex A-2

developed by Employee for the Employer and the business opportunities disclosed or entrusted to Employee by the Employer and so as to enforce Employee’s obligations not to misuse or disclose the Employer’s Confidential Information, (ii) to protect the business goodwill of the Employer and (iii) as an express incentive for the Employer to continue to employ Employee, and as a condition of Employer providing the Award, which further aligns Employee’s interests with the Employer’s long-term business interests. Employee covenants and agrees that during the Prohibited Period, Employee will not engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Employer.

(c) Relief. Employee and the Employer agree and acknowledge that the limitations as to time and scope of activity to be restrained as set forth in this Section 3 are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Employer, including the protection of its Confidential Information, trade secrets and goodwill. Employee and the Employer also acknowledge that money damages would not be a sufficient remedy for any breach of this Section 3 or Section 2 above by Employee, and the Employer shall be entitled to enforce the provisions of this Section 3 and Section 2 above by terminating payments or additional benefits then owing to Employee and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3 or Section 2 above but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

(d) Reasonableness; Enforcement. Employee hereby represents to the Employer that Employee has read and understands, and agrees to be bound by, the terms of this Section 3. Employee acknowledges that the duration of the covenants contained in this Section 3 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the compensation and Confidential Information that Employee has received and will receive in conjunction with Employee’s employment with the Employer and Employee’s receipt of the Award, which is reasonably related to the Employer’s legitimate business interests in protecting its goodwill and (ii) the goodwill that Employee has built and will continue to help build during Employee’s employment by the Employer. It is the desire and intent of the Parties that the provisions of this Section 3 be enforced to the fullest extent permitted under any applicable laws, whether now or hereafter in effect. Employee and the Employer hereby waive any provision of any applicable law that would render any provision of this Section 3 invalid or unenforceable.

(e) Reformation. The Employer and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 3 would cause irreparable injury to the Employer. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Employer and Employee intend to make this provision enforceable under all applicable laws so that the entire non-solicitation agreement of Section 3 and this entire Annex A as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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4. Performance Award Agreement. This Annex A shall be subject to the provisions of Sections 11, 12, 14, 15, and 16 of the Performance Award Agreement, which provisions are hereby incorporated by reference as a part of this Annex A.

5. Third-Party Beneficiaries. Each Affiliate of the Employer shall be a third-party beneficiary of Employee’s obligations under this Annex A and shall be entitled to enforce such obligations as if a party hereto.

Annex A-4